EXHIBIT 4.5

                              [Letterhead of Dtomi]

                                December 10, 2004

David M. Otto
The Otto Law Group, PLLC
900 Fourth Avenue, Suite 3140
Seattle, Washington 98164

         RE:  AMENDMENT TO ENGAGEMENT AGREEMENT FOR PAYMENT OF FEES

Dear David:

      This letter agreement memorializes the agreement by and among Dtomi, Inc., a Nevada corporation (the "Company"), The Otto Law Group, PLLC ("OLG") and David
M. Otto ("Otto"), to amend that certain engagement agreement dated October 21, 2001 by and between OLG the Corporation (the "OLG Engagement Agreement"). As of December 10, 2004, the Corporation owes OLG approximately $228,000 in fees and expenses.

      In the Representation attached to this letter agreement, Otto represents that he is the sole holder of securities of OLG, and is the natural person that has performed substantially all of the services provided by OLG on behalf of the Corporation pursuant to the OLG Engagement Agreement;

      The Company shall issue to Otto 5,000,000 shares of the Company's common stock (the "Shares") and register the Shares under Section 5 of the Securities Act of 1933, as amended, on Form S-8. OLG shall to credit the Company, against fees owed by the Company to OLG, the proceeds of the sale of any of the Shares. From time to time, but at periods not exceeding three months beginning on the date of this letter, OLG shall disclose to the Company the amount of proceeds resulting from the sale of any or all of the Shares and statements from OLG and/or OLG's broker disclosing the proceeds resulting from the sale of Shares.

      If you agree to the terms and conditions of this letter agreement, please indicate your agreement by signing in the OLG signature block below and returning an original, signed version of this letter to me.

                                                     Sincerely,

                                                     John R. Haddock
                                                     Chief Executive Officer

AGREED AND ACCEPTED:

THE OTTO LAW GROUP, PLLC



By:  _______________________________
        Name:  David M. Otto
        Title:  President

Dated:  December 10, 2004


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

                                 REPRESENTATION

            I, David M. Otto, hereby represent that I am the sole holder of securities of The Otto Law Group, PLLC ("OLG") and am the sole natural person that has performed substantially all of the services provided by OLG on behalf of the Dtomi, Inc., a Nevada corporation ("Dtomi"), pursuant to that certain engagement agreement dated October 21, 2001 by and between OLG and Dtomi.

By:  _______________________________
        David M. Otto

Dated:  December 10, 2004


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